Exhibit 10.1

ENERGY TRANSFER EQUITY, L.P.

CLASS D UNIT AGREEMENT

This CLASS D UNIT AGREEMENT (the “Agreement”), is entered into as of December 23, 2013, by and between Energy Transfer Equity, L.P., a Delaware limited partnership (the “Partnership”), and Jamie Welch (the “Partner”). Capitalized terms used but not defined herein are used as defined in the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated February 8, 2006 (as amended, the “Partnership Agreement”).

RECITALS

WHEREAS, the Partnership desires to issue to the Partner 770,000 Class D Units in connection with the Partner joining the Partnership as Group Financial Officer and Head of Corporate Development;

WHEREAS, the Partnership has adopted Amendment No. 4 to the Partnership Agreement (“Amendment No. 4”) authorizing the creation and issuance of Class D Units; and

WHEREAS, the Partnership Agreement, as amended by Amendment No. 4, provides that the Partnership and a holder of Class D Units may enter into an agreement setting forth certain conditions or requirements affecting the rights that a holder of Class D Units will have with respect to his Class D Units, including his right to distributions, the conversion of his Class D Units into Common Units, and such other rights, restrictions or limitations with respect to his ownership of Class D Units.

NOW, THEREFORE, the Partnership and the Partner, each intending to be legally bound hereby, agree as follows:

AGREEMENTS

Section 1 Definitions. The following terms, when used in this Agreement, shall have the meanings ascribed to them:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Board” means the Board of Directors of the General Partner.

“Cause” shall have the meaning ascribed to it in Section 5(a)(iii).

“Change of Control” means, and shall be deemed to have occurred upon, one or more of the following events:

(i) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than an Affiliate, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the voting power of the voting securities of the general partner of the Partnership or the Partnership;

(ii) the General Partner, or an Affiliate of the General Partner, ceases to be the general partner of the Partnership; or

(iii) the sale or other disposition, including by liquidation or dissolution, of all or substantially all of the assets of the Partnership in one or more transactions to any Person other than an Affiliate.

“Committee” means the Board, the Compensation Committee of the Board or such other committee as may be appointed by the Board.

“Disability” shall have the meaning ascribed to it in Section 5(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Letter Agreement” means the letter agreement between the Partnership and the Partner accepted by the Partner on the date hereof and to which this Agreement is attached.

“General Partner” means LE GP, LLC, a Delaware limited liability company and general partner of the Partnership.

“Good Reason” shall have the meaning ascribed to it in Section 5(b)(ii).

“Original Offer Letter” means the letter agreement between the Partnership and the Partner dated as of April 29, 2013, as modified by the Final Letter Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

Section 2 Effect of this Agreement; Construction. The entire text of the Partnership Agreement, as amended by Amendment No. 4, is expressly incorporated herein by this reference and so forms a part of this Agreement. This Agreement is subject in all respects to the terms and conditions of the Partnership Agreement, as the same may be amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Partner, without such Partner’s consent, of any rights provided to the Partner hereunder.

Section 3 Issuance of Class D Units. Subject to the terms and conditions of this Agreement and the Partnership Agreement (except as provided in Section 2 hereof), the Partner is hereby issued 770,000 Class D Units.

Section 4 Right to a Catch-Up Distribution. Pursuant to Section 5.14(b)(ii)(B) (Catch-Up Distribution) of the Partnership Agreement, the Partner shall be entitled to a catch-up distribution with respect to each Class D Unit issued to the Partner equal to $1.9725 per unit, totaling $1,518,825.00 in the aggregate. Such distribution shall be made to the Partner within one (1) Business Day of the date hereof.

Section 5 Requirement of Good Standing. Pursuant to Section 5.14(b)(ii)(C) (Requirement of Good Standing) and Section 5.14(b)(iii) (Conversion) of the Partnership Agreement, the holder of Class D Units may be required to be in Good Standing by agreement between the Partnership and the holder of the Class D Units and that such requirement will affect the holder’s right to distributions with respect to its Class D Units and the conversion of his Class D Units into Common Units. The parties agree that the following sets forth the conditions that must be satisfied for purposes of Sections 5.14(b)(ii)(C) and 5.14(b)(iii) of the Partnership Agreement in order for the Partner, as holder of Class D Units, to meet the requirement of Good Standing.

(a) The Partner, as a holder of Class D Units, shall meet the requirement of Good Standing with respect to his Class D Units unless any of the following events occur:

(i) Retirement. Except as provided in (b) below, termination of the Partner’s employment with the Partnership or its subsidiary or Affiliate by reason of retirement will result in a loss of the Partner’s Good Standing status.

(ii) Leaves of Absence. The Committee shall determine whether any voluntary leave of absence taken by the Partner constitutes a termination of employment and the impact of such leave of absence on the Partner’s Good Standing status.

(iii) Termination with Cause or Voluntarily. Termination of the Partner’s employment for Cause by the Partnership or voluntarily (without Good Reason) will result in a loss of the Partner’s Good Standing status. For these purposes, “Cause” shall mean termination because of the Partner’s (i) conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised), (ii) willful refusal without proper cause to perform his duties (other than any such refusal resulting from incapacity due to physical or mental impairment), (iii) misappropriation, embezzlement or reckless or willful destruction of employer’s property, (iv) knowing breach of any statutory or common law duty of loyalty to the employer, (v) improper conduct materially prejudicial to the business of the employer, or (vi) material breach by the Partner of the provisions of the Original Letter Agreement regarding confidential information. With respect to termination by the Partnership for Cause pursuant to subsections (ii) or (vi) above, the Partnership shall give written notice to the Partner specifying in detail the conduct that allegedly constitutes grounds to terminate for Cause and shall provide the Partner thirty (30) days after receipt of such notice to cure such grounds, if curable. For the avoidance of doubt, termination for Cause under subsections (i), (iii), (iv) or (v) cannot be cured by the Partner and no such notice to cure shall be delivered.

(b) The following events shall not result in a loss of the Partner’s Good Standing:

(i) Death, or Permanent Disability. The Partner’s death, or termination of employment by reason of Disability, shall not result in the loss of the Partner’s Good Standing. Instead, in the event of such death, or Disability, the requirement of Good Standing shall cease to exist and any remaining Class D Units shall convert into Common Units upon the occurrence of such event, subject to the restrictions set forth in Sections 5.14(b)(i)(C)(2) and 5.14(b)(iii) of the Partnership Agreement. For these purposes, the Partner shall be deemed to have a “Disability” in the event of the Partner’s absence for a period of one hundred eighty (180) consecutive business days as a result of incapacity due to a physical or mental condition, illness or injury that is determined to be total and permanent by a physician mutually acceptable to the Partnership and the Partner or the Partner’s legal representative (such acceptance not to be unreasonably withheld) after such physician has completed an examination of the Partner. The Partner agrees to make himself available for such examination upon the reasonable request of the Partnership, and the Partnership shall be responsible for the cost of such examination.

(ii) Termination without Cause or for Good Reason. Termination of the Partner’s employment by the Partnership (or any Affiliate or agent of the Partnership) without Cause or termination of the Partner’s employment by the Partner for Good Reason shall not result in a loss of the Partner’s Good Standing. Instead, in the event of such a termination of employment, the requirement of Good Standing shall cease to exist and any remaining Class D Units shall convert into Common Units upon the occurrence of such event, subject to the restrictions set forth in Sections 5.14(b)(i)(C)(2) and 5.14(b)(iii) of the Partnership Agreement. For these purposes, “Good Reason” shall mean termination by the Partner due to (i) a material diminution in the Partner’s duties, responsibilities, authority, title, reporting line, or compensation, or (ii) material breach by the Partnership of the Final Letter Agreement. With respect to termination by the Partner for Good Reason pursuant to this section, the Partner shall give written notice to the Partnership specifying in detail the conduct or item that allegedly constitutes grounds to resign for Good Reason and shall provide the Partnership thirty (30) days after receipt of such notice to determine if Good Reason exists and/or to cure such asserted Good Reason.

(iii) Change of Control. At the time of consummation of a Change of Control, the requirement of Good Standing shall cease to exist and any remaining Class D Units shall convert into Common Units upon the occurrence of such event, subject to the restrictions set forth in Sections 5.14(b)(i)(C)(2) and 5.14(b)(iii) of the Partnership Agreement.

Section 6 Conversion. Subject to the requirement of Good Standing set forth above and the provisions in the Partnership Agreement regarding allocations upon conversion, including Sections 5.14(b)(i)(C)(2) and 5.14(b)(iii) of the Partnership Agreement, the Class D Units of the Partner shall convert into Common Units as follows:

(a) Thirty percent (30%) of his Class D Units shall convert into Common Units on March 31, 2015;

(b) Seventy percent (70%) of his Class D Units shall convert into Common Units on March 31, 2018 (together with March 31, 2015, a “Class D Unit Conversion Date”); and

(c) One hundred percent (100%) of his Class D Units shall convert into Common Units upon the occurrence of any of the events described in Section 5(b)(i), (ii) or (iii) of this Agreement (an “Accelerated Class D Unit Conversion Date”).

Section 7 Restrictions on Transferability. No Class D Unit may be transferred, sold, assigned, pledged or otherwise alienated without the written consent of the General Partner; provided that the Partner may assign, for estate or financial planning purposes, some or all of his Class D Units to or for the benefit of members of his family with any such assignment subject to (i) prior written notice to the General Partner of the intent to make such transfer and (ii) any such assignee entering into an agreement providing for restrictions on transferability of any Class D Units to be assigned in the same manner as provided in this Section 7, with such agreement in form and substance reasonably satisfactory to the General Partner.

Section 8 Intended Tax Treatment. The Partnership and the Partner each agree that, for all U.S. federal, state and local income tax purposes, they will treat the Partner as a partner of the Partnership upon the Partner’s receipt of his Class D Units and that the Class D Units will constitute a profits interest in the Partnership on the date of issuance that is not taxable to the Partner upon receipt. The parties agree that they will not take any position inconsistent with the foregoing on any federal, state, or local tax return, except as required by a change in law after the date hereof, or in connection with any examination, audit, or other proceeding with respect to taxes, unless agreed to in writing by the parties. Notwithstanding the foregoing, the parties acknowledge and agree that the terms of the Class D Units, as set forth in Amendment No. 4, provide for a protective allocation of items of expense to the Partner in order to properly maintain the economic uniformity of the common units of the Partnership to the extent that a taxing authority concludes that the Partnership was entitled to a deduction in connection with the issuance of the Class D Units.

Section 9 Successors and Assignability. This Agreement shall be binding upon, and inure to the benefit of, the Partnership and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Partnership’s assets and business.

Section 10 Amendment. This Agreement shall not be amended or modified except by an instrument in writing executed by both parties hereto.

Section 11 Captions. The captions at the beginning of each of the numbered Sections herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

Section 12 Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS INSTRUMENT SHALL BE GOVERNED EXCLUSIVELY BY, AND DETERMINED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF), EXCEPT TO THE EXTENT PRE-EMPTED BY FEDERAL LAW, WHICH SHALL GOVERN. THE PARTNERSHIP AND THE PARTICIPANT IRREVOCABLY CONSENT AND AGREE THAT JURISDICTION FOR ANY DISPUTE UNDER THIS AGREEMENT SHALL BE ESTABLISHED IN THE STATE AND FEDERAL COURTS SITUATED IN DALLAS COUNTY TEXAS.

Section 13 Notices. Communications shall be addressed and directed to the parties, as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a)	if to the Partnership: Energy Transfer Equity, L.P., 3738 Oak Lawn Ave., Dallas, Texas 75219, Attn: General Counsel. Notices to the Partnership shall be deemed to have been duly given or made upon actual receipt by the Partnership.

(b)	if to the Partner: to the address for the Partner as it appears on the Partnership’s records, with a copy to Wayne N. Outten, Esq, Outten & Golden LP, 3 Park Avenue, New York, NY 10016.

Section 14 Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

Section 15 Entire Agreement. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement and embodies the entire understanding of the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Energy Transfer Equity, L.P.

By:	LE GP, LLC, its general partner

By:	/s/ Kelcy Warren
Kelcy Warren
Chairman of the Board

/s/ Jamie Welch
Jamie Welch

[Signature Page to Class D Unit Agreement]